                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                                SYSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
    [X]  No fee required.
    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

    (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5)  Total fee paid:

--------------------------------------------------------------------------------


    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3)  Filing Party:

--------------------------------------------------------------------------------

    (4)  Date Filed:

--------------------------------------------------------------------------------

                                  [SYSCO LOGO]

                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 8, 2002

To the Stockholders of Sysco Corporation:

     The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held November 8, 2002 at 10:00 a.m. at The Omni Houston Hotel located at Four Riverway, Houston, Texas 77056, for the following purposes:

          1. To elect four directors;

          2. To consider two shareholder proposals; and

          3. To transact any other business as may properly be brought before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on September 10, 2002 will be entitled to receive notice of and to vote at the Annual Meeting. You may inspect a list of stockholders of record at the company's offices during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

     We hope you will be able to attend the Annual Meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ CHARLES H. COTROS
                                          Charles H. Cotros
                                          Chairman of the Board and
                                            Chief Executive Officer

September 27, 2002

                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099

                                PROXY STATEMENT

                      2002 ANNUAL MEETING OF STOCKHOLDERS

                                                              September 27, 2002

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

     Our Annual Meeting will be held on Friday, November 8, 2002, at 10:00 a.m. at The Omni Houston Hotel located at Four Riverway, Houston, Texas 77056.

INFORMATION ABOUT THIS PROXY STATEMENT

     We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. We began mailing these proxy materials to stockholders on or about September 27, 2002.

WHO CAN VOTE

     You can vote at the Annual Meeting if you owned shares at the close of business on September 10, 2002. You are entitled to one vote for each share you owned on that date on each matter presented at the Annual Meeting.

     On September 10, 2002, there were 657,722,693 shares of common stock outstanding. We do not know of any person or group who owned more than 5% of our common stock as of this date. All of our directors, director nominees and executive officers (25 persons) owned an aggregate of 3,248,764 shares, which was less than 1% of our outstanding stock as of September 10, 2002. We expect that these individuals will vote their shares in favor of electing the four nominees named below, and against the shareholder proposals.

HOW TO VOTE

     You may vote your shares as follows:

     - in person at the Annual Meeting;

     - by telephone (see the enclosed proxy card for instructions);

     - by Internet (see the enclosed proxy card for instructions); or

     - by mail by signing, dating and mailing the enclosed proxy card.

     If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director, and whether your shares should be voted for or against the shareholder proposals.

     If you sign and return your proxy card without indicating your instructions, your shares will be voted FOR the election of the four nominees for director, and AGAINST the shareholder proposals.

     If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

HOW TO REVOKE OR CHANGE YOUR VOTE

     You may revoke or change your proxy at any time before it is exercised by:

     - delivering written notice of revocation to SYSCO's Corporate Secretary in time for him to receive it before the Annual Meeting;

     - voting again by telephone, Internet or mail; or

     - voting in person at the Annual Meeting.

     The last vote that we receive from you will be the vote that is counted.

QUORUM REQUIREMENT

     A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

VOTES NECESSARY FOR ACTION TO BE TAKEN

     Four directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the four nominees for director with the most votes will be elected. The affirmative vote of a majority of all of the votes cast is required to approve the shareholder proposals. Abstentions will have no effect on the election of directors, but will be counted as votes "against" the other proposals. Broker non-votes will have no effect on the election of directors or on any other proposal.

WHO WILL COUNT VOTES

     We will select one or more Inspectors of Election who will determine the number of shares of voting stock outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not proxies are valid and effective.

     The Inspectors of Election will determine any challenges and questions arising in connection with the right to vote and will count all votes cast for and against and any abstentions with respect to all proposals and will determine the results of each vote.

COST OF PROXY SOLICITATION

     We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement. We will authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials.

     We have retained MacKenzie Partners, Inc. to help us solicit proxies from these entities and certain individual stockholders, in writing or by telephone, at an estimated fee of $12,500 plus reimbursement for their expenses.

RECEIVING PROXY MATERIALS ON THE INTERNET

     Registered stockholders may sign up on the Internet to receive future proxy materials and other stockholder communications on the Internet instead of by mail. This will reduce our printing and postage costs. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. You can access the Internet site at www.econsent.com/syy for additional information and to sign up. You will be asked to enter the number of your stock account with our transfer agent, EquiServe Trust Company, N.A. That number is shown on dividend checks, on stock certificates and on your proxy card. After you have provided identification and transmitted your e-mail address, the transfer agent will send you an e-mail message confirming your acceptance of electronic stockholder communications.

     When proxy materials for next year's Annual Meeting are ready for distribution, those who have accepted electronic receipt will receive e-mail notice of their Control Numbers and the Internet site for viewing proxy materials and for voting. Acceptance of electronic receipt will remain in effect until it is withdrawn; it can be withdrawn at any time by contacting the transfer agent. If you change your e-mail address, please follow the procedures at the above-referenced Internet site to enter your new address.

     Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of SYSCO stock that is held for you by a broker or bank, you should contact that broker or bank to find out whether this service is available to you.

OTHER MATTERS

     We do not know of any other matter that will be presented at the Annual Meeting other than the election of directors and the proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

ANNUAL REPORT

     A copy of our 2002 Annual Report to Shareholders is being mailed with this proxy statement. We will furnish a copy of our Annual Report on Form 10-K for fiscal 2002, without exhibits and as filed with the SEC, without charge upon your written request if you are a record or beneficial owner of common stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the Annual Report on Form 10-K to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website at www.sysco.com.

                             ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

     The Board of Directors currently consists of 11 members divided into three classes of four, four and three directors, respectively. The directors in each class serve for a three-year term. A different class is elected each year to succeed the directors whose terms are expiring. John W. Anderson, who has served on the Board since 1981, has determined that he will not stand for re-election at this year's meeting. Richard G. Tilghman has been nominated in his place. In addition, Charles H. Cotros, whose term expires at the 2003 Annual Meeting, has announced that he will retire effective December 31, 2002.

     The Board of Directors has nominated the following four persons for election as directors of the company to serve for three-year terms or until their successors are elected and qualified:

     - Judith B. Craven, M.D.

     - Richard G. Merrill

     - Phyllis S. Sewell

     - Richard G. Tilghman

     All of the nominees, other than Mr. Tilghman, are currently serving as directors of SYSCO. All of the nominees have consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

     Set forth below is biographical information for each nominee for election as a director at the 2002 Annual Meeting:

     Judith B. Craven, M.D., 56, has served as a director of SYSCO since 1996. Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998. Dr. Craven is also a director of Belo Corporation, Luby's Cafeterias, Inc., Sun America Funds and VALIC.

She is also a Regent for the University of Texas Board of Regents. Dr. Craven is a member of the Audit Committee, Compensation and Stock Option Committee and Finance Committee.

     Richard G. Merrill, 71, has served as a director of SYSCO since 1983. Currently retired, he formerly served as Executive Vice President of The Prudential Insurance Company of America. Mr. Merrill is also a director of W.R. Berkley Corporation. Mr. Merrill is Chairman of the Compensation and Stock Option Committee and is also a member of the Audit Committee, Executive Committee and Nominating and Corporate Governance Committee.

     Phyllis S. Sewell, 71, has served as a director of SYSCO since 1991. Currently retired, she formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is a member of the Audit Committee, Compensation and Stock Option Committee, Executive Committee and Nominating and Corporate Governance Committee.

     Richard G. Tilghman, 62. Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He also served as Chairman and Chief Executive Officer of Crestar Financial Corporation from 1986 until 1999. Mr. Tilghman is also a director of Chesapeake Corporation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

     The following directors are serving terms that expire in 2003:

     Charles H. Cotros, 65, has served as a director of SYSCO since 1985. Mr. Cotros has served as Chairman of the Board since July 2000 and as Chief Executive Officer since January 2000. He served as Chief Operating Officer from 1995 until January 2000 and as President from 1999 until July 2000. He has been employed by SYSCO since 1974. Mr. Cotros also serves as a director of AmerisourceBergen Corporation. Mr. Cotros is Chairman of the Executive Committee and he is also a member of the Finance Committee. Mr. Cotros has announced that he will retire from the Board effective December 31, 2002.

     Jonathan Golden, 65, has served as a director of SYSCO since 1984. Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to SYSCO. Mr. Golden also serves as a director of PRG-Schultz International, Inc. Mr. Golden is Chairman of the Nominating and Corporate Governance Committee and he is also a member of the Executive Committee and Finance Committee.

     Thomas E. Lankford, 55, has served as a director of SYSCO since July 2000. Mr. Lankford has served as Executive Vice President since July 2000 and as President, Foodservice Operations, North America, since January 2002. He served as Executive Vice President of Merchandising and Multi-Unit Sales from 1999 until July 2000 and as Senior Vice President of Operations -- Northeast Region from 1995 until 1999. Mr. Lankford served as President of Lankford-Sysco Food Services, LLC from 1981 until 1995. Mr. Lankford is a member of the Executive Committee and Finance Committee.

     Richard J. Schnieders, 54, has served as a director of SYSCO since 1997. Mr. Schnieders has served as President since July 2000 and as Chief Operating Officer since January 2000. Mr. Schnieders served as Executive Vice President, Foodservice Operations from January 1999 to July 2000 and as Senior Vice President, Merchandising Services and Multi-Unit Sales from 1997 until January 1999. From 1992 until 1997, he served as Senior Vice President, Merchandising Services. From 1988 until 1992, Mr. Schnieders served as President and Chief Executive Officer of Hardin's-Sysco Food Services, LLC. He has been employed by SYSCO since 1982. Mr. Schnieders also serves as a director of Aviall, Inc. He is a member of the Executive Committee and Finance Committee. Mr. Schnieders has been elected as Chairman of the Board and Chief Executive Officer to succeed Mr. Cotros effective January 1, 2003.

     The following directors are serving terms that expire in 2004:

     Colin G. Campbell, 66, has served as a director of SYSCO since 1989. Mr. Campbell is Chairman, President and Chief Executive Officer of the Colonial Williamsburg Foundation, a private operating foundation. He also serves as a director of Pitney Bowes Inc. and Rockefeller Financial Services, Inc. From 1988 to 2000, Mr. Campbell served as the President of Rockefeller Brothers Fund. Mr. Campbell is Chairman of the Audit Committee and he is also a member of the Executive Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee.

     Frank H. Richardson, 69, has served as a director of SYSCO since 1993. Mr. Richardson served as President and Chief Executive Officer of Shell Oil Company until his retirement in 1993. He is a Trustee of the Baylor College of Medicine. Mr. Richardson is Chairman of the Finance Committee and is also a member of the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee.

     Jackie M. Ward, 64, has served as a director of SYSCO since September 2001. Ms. Ward is an Outside Managing Director of Intec Telecom Systems PLC. In 1968, Ms. Ward founded, and later served as Chairman, President and Chief Executive Officer of, Computer Generation Incorporated, which was acquired by Intec Telecom in December 2000. Ms. Ward is also a director of Bank of America, Equifax Inc., Flowers Foods, Inc., Matria Healthcare, Inc, PRG-Schultz International, Inc., Sanmina-SCI Corporation and Anthem, Inc. She is a member of the Audit Committee, Finance Committee and Nominating and Corporate Governance Committee.

     Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

DIRECTOR COMPENSATION

  Fees

     We pay non-employee directors $60,000 per year plus reimbursement of expenses for all services as a director, including committee participation or special assignments. In addition to the annual retainer, non-employee directors receive the following fees for attendance at meetings:

     - For committee meetings held in conjunction with regular board meetings, committee chairmen who attend in person will receive $1,500 and committee members who attend in person will receive $1,000;

     - For special committee meetings (not held in conjunction with regular board meetings), committee chairmen who attend in person or who participate by telephone will receive $1,500 and committee members who attend in person or who participate by telephone will receive $1,000; and

     - For special board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,000.

     Non-employee directors may defer all or a portion of their annual retainer and meeting attendance fees. Amounts deferred by a non-employee director are credited with investment gains or losses until his or her retirement from the Board or until the occurrence of certain other events. Dr. Craven, Mr. Golden, Mr. Merrill, Mrs. Sewell and Ms. Ward elected to defer some or all of their annual compensation for 2002.

  Non-Employee Directors Stock Plan

     In May 1998, the Board of Directors adopted, and our stockholders subsequently approved, the SYSCO Non-Employee Directors Stock Plan. Certain amendments to the plan were adopted by the Board in September 2001 and approved by our stockholders at the 2001 Annual Meeting. Under this plan, non-employee directors are eligible to receive stock options if, for the immediately preceding fiscal year, we have achieved after-tax basic earnings per share of 10% over the previous year. The size of individual grants and vesting terms will be set by the Board at the time of grant. In November 2001, we granted options to purchase an aggregate of 64,000 shares under this plan to eight non-employee directors. These options vest ratably over a five-year period and expire ten years after the date of grant. All historical data with respect to grants of stock options under our benefit plans contained in this Proxy Statement has been adjusted to reflect stock splits.

     Additionally, this plan permits each non-employee director to elect to receive up to one-half of his or her annual retainer in common stock, in which case we will provide a matching grant of 50% of the number of shares received as a portion of the retainer. Mr. Anderson, Mr. Campbell, Dr. Craven, Mr. Golden, Mr. Merrill, Mr. Richardson, Mrs. Sewell and Ms. Ward made this election during fiscal 2002.

     No other compensation was paid for director services during the fiscal year ended June 29, 2002.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held seven meetings during fiscal 2002 and all directors attended 75% or more of the aggregate of:

     - the total number of meetings of the Board of Directors, and

     - the total number of meetings held by all committees of the Board on which he or she served during fiscal 2002.

     The following Directors serve on the committees indicated:

                                                          COMPENSATION AND       NOMINATING AND
                                               AUDIT        STOCK OPTION      CORPORATE GOVERNANCE
                  NAME                       COMMITTEE       COMMITTEE             COMMITTEE
                  ----                       ---------    ----------------    --------------------
John W. Anderson.........................        x               x
Colin G. Campbell........................        x*              x                     x
Judith B. Craven.........................        x               x
Jonathan Golden..........................                                              x*
Richard G. Merrill.......................        x               x*                    x
Frank H. Richardson......................        x               x                     x
Phyllis S. Sewell........................        x               x                     x
Jackie M. Ward...........................        x                                     x

---------------
* Chairman of the Committee

     The Audit Committee held six meetings during fiscal 2002. The function of the Audit Committee is to review and report to the Board with respect to various auditing and accounting matters, including the selection of our independent public accountants, the scope of the audit procedures, the nature of all audit and non audit services to be performed, the fees to be paid to the independent public accountants, the performance of our independent public accountants and our accounting practices and policies.

     The Compensation and Stock Option Committee held five meetings during fiscal 2002. The function of the Compensation and Stock Option Committee is to consider the annual compensation of directors and officers for recommendation to the Board of Directors, to oversee the administration of SYSCO's Management Incentive Plan, Stock Option Plans and other executive benefit plans, and to provide guidance in the area of employee benefits, including retirement plans and group insurance.

     The Nominating and Corporate Governance Committee held five meetings during fiscal 2002. The function of the Nominating and Corporate Governance Committee is to propose directors, committee members and officers for election or reelection, to evaluate the performance of the Chief Executive Officer, Chief Operating Officer and members of the Board and its committees, and to review and make recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and SYSCO's governing documents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Anderson, Mr. Campbell, Dr. Craven, Mr. Merrill, Mr. Richardson and Mrs. Sewell served on the Compensation and Stock Option Committee during fiscal 2002. During fiscal 2002, none of the members was an officer or employee of SYSCO or any of its subsidiaries or served as an officer of any company with respect to which any executive officer of SYSCO served on such company's board of directors, and none had any relationship with the company requiring disclosure under Item 404 of Regulation S-K.

                             CERTAIN RELATIONSHIPS

     Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, counsel to SYSCO. We believe that the fees paid to this firm were fair and reasonable in view of the level and extent of services rendered.

                                STOCK OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of common stock, as of September 10, 2002, by (i) each director and director nominee, (ii) each Named Executive Officer (as hereinafter defined), and (iii) all directors, director nominees and executive officers as a group. To our knowledge, no person or group beneficially owns 5% or more of our common stock. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares.

                                                               SHARES OF
                                                              COMMON STOCK    PERCENT OF
                                                              BENEFICIALLY    OUTSTANDING
                                                              OWNED(1)(2)       SHARES
                                                              ------------    -----------
Lawrence J. Accardi.........................................     328,737           *
John W. Anderson............................................      85,714           *
Colin G. Campbell...........................................      67,102           *
Charles H. Cotros...........................................     661,563           *
Judith B. Craven............................................      46,974           *
Jonathan Golden(3)..........................................      99,004           *
Thomas E. Lankford..........................................     716,415           *
Richard G. Merrill..........................................      83,548           *
Frank H. Richardson.........................................      96,204           *
Richard J. Schnieders.......................................     420,903           *
Phyllis S. Sewell...........................................      81,504           *
John K. Stubblefield, Jr. ..................................     269,959           *
Richard G. Tilghman.........................................       5,600           *
Jackie M. Ward..............................................       9,100           *
All Directors, Director Nominees and Executive Officers as a
  Group (25 Persons)(4).....................................   5,498,593           *

---------------
 *  Less than 1% of outstanding shares.

(1) Includes shares of common stock owned by the spouses and/or dependent children of each of the following named individuals: Colin G. Campbell, 2,000 shares; Thomas E. Lankford, 62,060 shares; Richard J. Schnieders, 61,604 shares; and Richard G. Tilghman, 2,800 shares.

(2) Includes shares of common stock underlying options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement, as follows: Lawrence J. Accardi, 167,866 shares; John W. Anderson, 22,932 shares; Colin G. Campbell, 54,932 shares; Charles H. Cotros, 154,524 shares; Judith B. Craven, 38,932 shares; Jonathan Golden, 54,932 shares; Thomas E. Lankford, 207,666 shares; Richard G. Merrill, 46,932 shares; Frank H. Richardson, 54,932 shares; Richard J. Schnieders, 166,666 shares; Phyllis S. Sewell, 54,932 shares; John K. Stubblefield, Jr., 163,754 shares; and Jackie M. Ward, 1,600 shares.

(3) Includes 18,500 shares held by a trust created under the estate of Sol I. Golden, of which Mr. Golden is a co-trustee.

(4) Includes an aggregate of (i) 10,140 shares owned by the spouses and/or dependent children of current executive officers other than those named in note (1) above, and (ii) 1,059,229 shares of common stock underlying options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement held by current executive officers other than those named in note (2) above.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and any changes in ownership of such common stock. Copies of these reports are required to be furnished to us. Specific due dates have been established and we are required to disclose in our Annual Report on Form 10-K and proxy statement any failure to file the reports by these dates. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2002, all of our executive officers and directors complied with the Section 16(a) requirements. To our knowledge, no person beneficially owns more than 10% of our common stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the Chief Executive Officer and the other four most highly compensated executive officers of SYSCO and its subsidiaries employed at the end of fiscal 2002 whose total annual salary and bonus exceeded $100,000 for the fiscal year ended June 29, 2002 (the "Named Executive Officers"):

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                     -----------------------
                                           ANNUAL COMPENSATION                       RESTRICTED
                                          ----------------------    OTHER ANNUAL       STOCK      SECURITIES      ALL OTHER
NAME AND PRINCIPAL               FISCAL                BONUS($)    COMPENSATION($)   AWARDS($)    UNDERLYING   COMPENSATION($)
POSITION                          YEAR    SALARY($)     (1)(2)           (3)            (4)       OPTIONS(#)         (5)
------------------               ------   ---------   ----------   ---------------   ----------   ----------   ---------------
Charles H. Cotros..............   2002    $960,000    $1,508,596         --          $1,337,999    115,000        $777,987
  Chairman and                    2001     885,000     1,515,500         --           1,344,115     34,000         710,395
  Chief Executive Officer         2000     750,000     1,243,003         --           1,101,569     36,000         568,169
Richard J. Schnieders..........   2002    $705,000    $1,131,453         --          $1,003,493    115,000        $167,981
  President and                   2001     630,000     1,087,204         --             964,259     34,000         161,740
  Chief Operating Officer         2000     450,000       731,193         --             647,967     30,000         109,071
Thomas E. Lankford.............   2002    $500,000    $  792,023         --          $  702,439     90,000        $117,771
  Executive Vice President and    2001     450,000       782,478         --             693,954     28,000         116,556
  President, Foodservice          2000     375,000       584,938         --             518,390     30,000          87,318
  Operations, North America
John K. Stubblefield, Jr. .....   2002    $450,000    $  716,600         --          $  635,533     90,000        $106,551
  Executive Vice President,       2001     400,000       700,097         --             620,921     28,000         104,295
  Finance and Administration      2000     347,500       548,374         --             485,996     24,000          81,862
Lawrence J. Accardi............   2002    $450,000    $  716,600         --          $  635,533     90,000        $106,551
  Executive Vice President,       2001     400,000       700,097         --             620,921     28,000         104,149
  Merchandising Services and      2000     345,000       459,085         --             406,843     24,000          34,762
  Multi-Unit Sales and
  President, Specialty
  Distribution

---------------
(1) Includes amounts deferred under the Executive Deferred Compensation Plan.

(2) Does not include that portion of a participant's bonus which the participant elected to receive in the form of restricted common stock. See "Restricted Stock Awards" column.

(3) Does not include perquisites and other personal benefits unless they exceed, in the aggregate, $50,000.

(4) The amount presented is determined by multiplying the number of shares earned by the closing price of our common stock on the New York Stock Exchange on the last trading day of the applicable fiscal year. The shares are not transferable by the recipient for two years following receipt and are subject to certain repurchase rights on the part of SYSCO in the event of termination of employment other than by normal retirement or disability. The recipient receives dividends on the shares during the restricted two-year period.

     During fiscal 2002, the number of restricted shares earned by the named individuals was as follows:

     - Mr. Cotros -- 49,155 shares;

     - Mr. Schnieders -- 36,866 shares;

     - Mr. Lankford -- 25,806 shares;

     - Mr. Stubblefield -- 23,348 shares; and

     - Mr. Accardi -- 23,348 shares.

     At the end of fiscal 2002, the aggregate number and dollar amount (computed using the closing price of our common stock on June 28, 2002 as described above) of restricted shares held by the named individuals were as follows:

     - Mr. Cotros -- 101,807 shares at $2,771,187;

     - Mr. Schnieders -- 66,280 shares at $1,804,142;

     - Mr. Lankford -- 50,172 shares at $1,365,682;

     - Mr. Stubblefield -- 45,944 shares at $1,250,596; and

     - Mr. Accardi -- 42,186 shares at $1,148,303.

(5) The amounts shown in the table below include a SYSCO match equal to 50% of the first 20% of the annual incentive bonus which each individual elected to defer under our Executive Deferred Compensation Plan, the amount we paid for term life insurance coverage for each individual, and the actuarially-calculated value of the benefit of premiums we paid on split-dollar life insurance policies for certain executive officers. See page 15 for a discussion of SYSCO's split-dollar life insurance arrangements.

                                               2002                                             2001
                          ----------------------------------------------   ----------------------------------------------
                                     SPLIT-DOLLAR                                     SPLIT-DOLLAR
                                         LIFE         TERM      DEFERRED                  LIFE         TERM      DEFERRED
   NAME                    TOTAL      INSURANCE     INSURANCE    MATCH      TOTAL      INSURANCE     INSURANCE    MATCH
   ----                   --------   ------------   ---------   --------   --------   ------------   ---------   --------
   Cotros...............  $777,987     $554,256       $731      $223,000   $710,395     $485,345      $1,030     $224,020
   Schnieders...........   167,981          n/a        731       167,250    161,740          n/a       1,030      160,710
   Lankford.............   117,771          n/a        696       117,075    116,556          n/a         893      115,663
   Stubblefield.........   106,551          n/a        626       105,925    104,295          n/a         807      103,488
   Accardi..............   106,551          n/a        626       105,925    104,149          n/a         661      103,488

                                               2000
                          ----------------------------------------------
                                     SPLIT-DOLLAR
                                         LIFE         TERM      DEFERRED
   NAME                    TOTAL      INSURANCE     INSURANCE    MATCH
   ----                   --------   ------------   ---------   --------
   Cotros...............  $568,169     $383,345      $1,224     $183,600
   Schnieders...........   109,071          n/a       1,071      108,000
   Lankford.............    87,318          n/a         918       86,400
   Stubblefield.........    81,862          n/a         862       81,000
   Accardi..............    34,762          n/a         857       33,905

STOCK OPTION GRANTS

     The following table provides information regarding stock option grants during the last fiscal year to the Named Executive Officers. We have never granted any stock appreciation rights to executive officers under any of our stock plans.

                          OPTION GRANTS IN FISCAL 2002

                                                          PERCENTAGE OF
                                                          TOTAL OPTIONS
                                  NUMBER OF SECURITIES     GRANTED TO      EXERCISE OR                  GRANT DATE
                                   UNDERLYING OPTIONS     EMPLOYEES IN     BASE PRICE     EXPIRATION      PRESENT
             NAME                    GRANTED(#)(1)         FISCAL 2002      ($/SHARE)        DATE       VALUE($)(2)
             ----                 --------------------    -------------    -----------    ----------    -----------
Charles H. Cotros.............          115,000               0.38%           27.79       9/10/2011     $1,031,150
Richard J. Schnieders.........          115,000               0.38%           27.79       9/10/2011      1,031,150
Thomas E. Lankford............           90,000               0.29%           27.79       9/10/2011        792,900
John K. Stubblefield, Jr. ....           90,000               0.29%           27.79       9/10/2011        792,900
Lawrence J. Accardi...........           90,000               0.29%           27.79       9/10/2011        792,900

---------------
(1) Each of the Named Executive Officers, other than Charles H. Cotros, received a grant of 15,000 options that vest 20% per year over a five-year period beginning July 2, 2005. Charles H. Cotros received a grant of 15,000 options that are fully vested. The remaining options granted to the Named Executive Officers during fiscal 2002 vest 20% per year over a five-year period beginning June 29, 2002.

(2) We determined the hypothetical grant date present value for the options of $8.81 per share using a modified Black-Scholes pricing model. In applying the model, we assumed a volatility of 22%, a 4.8% risk-free rate of return, a dividend yield at the date of grant of 1.26%, and an 8-year option term. We did not assume any option exercises or risk of forfeiture during the 8-year term. If used, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized will be at or near the value estimated by the modified Black-Scholes model.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information with respect to aggregate option exercises in the last fiscal year and fiscal year-end option values for the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND
                         FISCAL YEAR-END OPTION VALUES
                 ----------------------------------------------

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                            SHARES                               JUNE 29, 2002(#)              JUNE 29, 2002($)(2)
                          ACQUIRED ON        VALUE         ----------------------------    ----------------------------
         NAME             EXERCISE(#)    REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----             -----------    --------------    -----------    -------------    -----------    -------------
Charles H. Cotros.....       9,142          $134,227         131,191         114,667       $1,407,419       $272,960
Richard J.
  Schnieders..........          --                --         145,333         127,667        1,991,667        251,083
Thomas E. Lankford....          --                --         188,333         103,667        3,011,920        226,078
John K. Stubblefield,
  Jr..................          --                --         146,421         101,667        2,189,193        204,201
Lawrence J. Accardi...      15,000           284,287         150,533         101,667        2,301,854        204,201

---------------
(1) Computed based on the difference between the closing price of the common stock on the day of exercise and the exercise price.

(2) Computed based on the difference between the closing price on June 28, 2002 and the exercise price.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information regarding equity compensation plans as of June 29, 2002.

                                                                                           NUMBER OF SECURITIES REMAINING
                            NUMBER OF SECURITIES TO BE                                     AVAILABLE FOR FUTURE ISSUANCE
                             ISSUED UPON EXERCISE OF        WEIGHTED-AVERAGE EXERCISE        UNDER EQUITY COMPENSATION
                               OUTSTANDING OPTIONS,       PRICE OF OUTSTANDING OPTIONS,     PLANS (EXCLUDING SECURITIES
                               WARRANTS AND RIGHTS             WARRANTS AND RIGHTS            REFLECTED IN COLUMN (A))
PLAN CATEGORY                          (A)                             (B)                              (C)
-------------               --------------------------    -----------------------------    ------------------------------
Equity compensation plans
  approved by security
  holders.................          48,635,787(1)                   $22.5113                         51,056,537(2)
Equity compensation plans
  not approved by security
  holders.................                 -0-                           -0-                                -0-
       Total..............          48,635,787(1)                   $22.5113                         51,056,537(2)

---------------
(1) Does not include 466,719 shares of common stock subject to options that were assumed in connection with our acquisition of Guest Supply, Inc. in March 2001. These options have a weighted average exercise price per share of $10.82. Also does not include options to purchase approximately 13,456,000 shares of common stock granted in September 2002 under our 2000 Stock Incentive Plan and Non-Employee Directors Stock Plan at a weighted average exercise price per share of $30.57.

(2) Includes 11,486,705 shares issuable pursuant to our Employees' Stock Purchase Plan, 407,870 shares issuable pursuant to our Non-Employee Directors Stock Plan, 6,287,757 shares that may be issued as incentive compensation under our 2000 Management Incentive Plan, and up to 10,000,000 shares of common stock that we may acquire in the open market or in private transactions that may be issued pursuant to our 2000 Stock Incentive Plan. Up to 13,000,000 shares may be issued as restricted or other stock awards under the 2000 Stock Incentive Plan. Does not reflect the issuance of options to purchase approximately 13,456,000 shares of common stock in September 2002 pursuant to our 2000 Stock Incentive Plan and Non-Employee Directors Stock Plan, or the issuance of 861,156 shares in August 2002 pursuant to the 2000 Management Incentive Plan.

RETIREMENT PLAN

     We have a defined benefit retirement plan that was most recently amended and restated with an effective date of January 1, 1997 to comply with statutory changes required by various laws, collectively referred to as GUST. Also, the amended and restated plan incorporated certain discretionary changes in plan provisions effective May 15, 1998 and April 1, 2000. The Retirement Plan provides for an annual benefit payable monthly for five years certain and life thereafter, equal to:

     - the normal retirement benefit which accrued under the prior plan as of July 2, 1989, plus

     - an amount equal to 1 1/2% of the participant's aggregate career compensation earned on and after July 2, 1989.

     In the event of a participant's death before his or her normal retirement age (age 65) or the commencement of a benefit, if earlier, and if the participant has five or more years of credited service, a death benefit is payable in an amount equal to the value of the pension accrued by the deceased participant prior to his or her death or earlier termination of employment.

     Under current law and regulations, the maximum annual retirement benefit that may be payable in calendar 2002 under the five years certain and life thereafter form of payment to an individual retiring at age 65 is $158,016.

     Without regard to this maximum limitation, the Named Executive Officers have accrued the following benefits and credited benefit service as of June 29, 2002:

     - Mr. Cotros -- $93,121 and 26 years;

     - Mr. Schnieders -- $43,201 and 20 years;

     - Mr. Lankford -- $45,789 and 21 years;

     - Mr. Stubblefield -- $31,447 and 13 years; and

     - Mr. Accardi -- $46,838 and 26 years.

     The Named Executive Officers also have anticipated future service to age 65 as follows:

     - Mr. Cotros -- 0 years;

     - Mr. Schnieders -- 11 years;

     - Mr. Lankford -- 10 years;

     - Mr. Stubblefield -- 9 years; and

     - Mr. Accardi -- 11 years.

     In addition to benefits accrued to date, each Named Executive Officer will accrue benefits in the future in accordance with the table below:

                            PENSION PLAN TABLE(1)(2)

                                                           YEARS OF CREDITED SERVICE
CAREER AVERAGE COMPENSATION EARNED      ----------------------------------------------------------------
ON AND AFTER JUNE 29, 2002(3)             10         15         20         25          30          35
----------------------------------      -------    -------    -------    -------    --------    --------
$100,000............................    $15,000    $22,500    $30,000    $37,500    $ 45,000    $ 52,500
 150,000............................     22,500     33,750     45,000     56,250      67,500      78,750
 200,000............................     30,000     45,000     60,000     75,000      90,000     105,000
 250,000............................     37,500     56,250     75,000     93,750     112,500     131,250

---------------
(1) Assumes the annual benefit is payable for five years certain and life thereafter and that retirement age is 65. Pension plan benefits are not subject to deduction by social security or any other offsets.

(2) Current law and regulations limit retirement benefits to $158,016 for calendar 2002 if they are payable for five years certain and life thereafter (assuming Retirement Plan and Social Security retirement age of 65). This limitation applies to total retirement benefits under the Retirement Plan as determined by adding benefits accrued with respect to periods of employment with SYSCO both before and after June 29, 2002. The Pension Plan Table does not reflect this limitation.

(3) Compensation for benefit calculation purposes is limited by law to $200,000 for calendar 2002 and later years subject to statutory increases and cost-of-living adjustments in future years. Pay limitations are not taken into account in the Pension Plan Table.

     To the extent included in W-2 income, all amounts shown in the Summary Compensation Table, other than deferred bonus, term life insurance payments and the SYSCO match under the Executive Deferred Compensation Plan are utilized to compute career average compensation subject to the pay limitations noted in footnote (3).

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     This report documents the components of SYSCO's compensation programs for its executive officers and describes the basis on which fiscal 2002 compensation determinations were made with respect to the executive officers of SYSCO, including Mr. Cotros, who served as the Chief Executive Officer during fiscal 2002. All fiscal 2002 compensation decisions with respect to base salaries, annual incentive compensation, option grants under stock option plans and split-dollar life insurance arrangements were made by the Compensation and Stock Option Committee.

  Overall Executive Compensation Philosophy

     Since SYSCO became a publicly held corporation in 1970, we have directly linked the compensation of executive officers to SYSCO's performance. Specifically, the Committee has tied the level of SYSCO's executive compensation to increases in SYSCO's earnings per share and return on shareholders' equity. We have accomplished this through the following means:

     - A "pay-for-performance" orientation based upon SYSCO performance for corporate officers (other than senior vice presidents, foodservice operations) and a combination of operating company and SYSCO performance for corporate senior vice presidents, foodservice operations and operating company senior management;

     - Competitive base salaries;

     - Potentially significant annual incentive bonuses under SYSCO's management incentive plan;

     - The issuance of stock options;

     - Customary benefits, including a supplemental executive retirement plan;
       and

     - Split dollar life insurance and term life insurance policies for certain executive officers.

     The factors and criteria upon which the determination of the fiscal 2002 compensation of the Chief Executive Officer were based were the same as those discussed below with respect to all executive officers, except as otherwise described below with respect to SYSCO's senior vice presidents, foodservice operations.

  Base Salaries

     We have established base salaries of our executive officers in the range of compensation payable to executive officers of U.S. industrial corporations without reference to specific SYSCO performance criteria. We reexamine this range of compensation from time to time through a survey of compensation practices by an independent compensation consultant across a broad cross-section of U.S. industrial corporations. The survey sample does not necessarily include those companies in the peer group included in the performance graph on page 16 due to the differing size, management responsibilities and organizational structures of those corporations relative to SYSCO. We last reviewed base salaries for all of the executive officers on November 9, 2001, and made adjustments in compensation effective January 1, 2002. At that time, Mr. Cotros' base salary was increased approximately 9%. It has been our consistent practice to maintain the Chief Executive Officer's base salary at or below the median of the range of base salaries payable to chief executive officers of the surveyed industrial corporations that have chief executive officers with job content and/or responsibilities comparable to those of SYSCO's Chief Executive Officer.

  Annual Incentive Compensation

     Management Incentive Bonus

     SYSCO provides annual incentive compensation to all executive officers through the SYSCO Corporation Management Incentive Plan (the "MIP"). The MIP is designed to offer opportunities for compensation that is tied directly to our performance. In addition, the MIP is designed to foster significant equity ownership in SYSCO by the executive officers and all other participants in the MIP.

     For executive officers, fiscal 2002 incentive bonuses were calculated under the MIP in two parts. The first part was based on the overall performance of SYSCO and was based upon the interplay between the percentage increase in earnings per share and the return on shareholders' equity. The MIP utilized a matrix based on these two factors to determine award levels, resulting in an award of 133% of base salary to each executive officer participating in this portion of the MIP, including Mr. Cotros, who was awarded $1,330,000.

     The second portion of the fiscal 2002 incentive bonus under the MIP for executive officers was based upon the number of SYSCO operating companies that achieved a target return on capital. This portion of the incentive bonus is paid only when the operating companies achieving the goals, in the aggregate, represent at least 50% of the total capital of all of SYSCO's operating companies, which was the case during fiscal 2002, resulting in an award of 90% of base salary to each executive officer participating in this portion of the MIP, including Mr. Cotros, who was awarded $900,000.

     For senior vice presidents of foodservice operations, a portion of their bonus was based upon the two-part calculation set forth above and a portion was based upon the aggregate financial results of those operating subsidiaries or divisions for which they were responsible, considered as one company. This portion is based upon the interplay between the aggregate percentage increase in pretax earnings of their supervised operations and the aggregate return on capital of their supervised operations, adjusted in certain instances for operating companies that are involved in SYSCO's facility expansion ("fold-out") program.

     Stock Election and Matching Grant

     In order to encourage significant equity ownership in SYSCO by its executive officers, the MIP provides that participants may elect to receive up to 40% of their annual incentive bonus in the form of SYSCO common stock, based on a per-share price equal to the closing price on the New York Stock Exchange of SYSCO common stock on the last trading day of the fiscal year for which the MIP bonus is calculated. If such election is made, the participant is awarded one additional share for each two shares received in accordance with the foregoing calculation.

     In addition, participants who elect to receive common stock are also entitled to receive an additional cash bonus equal to the product of:

     - the value of such matching shares received by the participant (based on the closing price of such shares on the last trading day of the fiscal year), and

     - the effective tax rate applicable to SYSCO.

     In fiscal 2002, Mr. Cotros elected to receive 40% of his bonus in SYSCO common stock. In connection with this election, Mr. Cotros received 49,155 shares valued at $1,337,999 and cash in the amount of $170,595.

     Deferred Compensation Election

     Finally, all MIP participants may defer up to 40% of their annual incentive bonus (without considering any election to receive a portion of the bonus in stock) under the Executive Deferred Compensation Plan. For deferrals of up to 20% of the annual incentive bonus, the Executive Deferred Compensation Plan provides for SYSCO to make a payment to the participant equal to 50% of the amount deferred. This matching payment vests upon the earliest to occur of:

     - the tenth anniversary of the date the matching payment is made;

     - the participant's reaching age sixty;

     - the death or permanent disability of the participant; or

     - a change in control of SYSCO.

     In fiscal 2002, Mr. Cotros deferred 40% of his MIP bonus and received a matching payment equal to 50% of one-half of the amount deferred.

  Stock Option Plan

     During fiscal 2002, SYSCO granted options to purchase an aggregate of 30,514,910 shares of its common stock to approximately 11,000 employees, including executive officers, under the 2000 Stock Incentive Plan. Of the total options granted in fiscal 2002, an aggregate of 1,239,000 options were granted to executive officers at a weighted average exercise price of $27.79 per share. Of the total options granted to executive officers in fiscal 2002, 859,000 options vest 20% per year over a five-year period beginning June 29, 2002, 125,000 options vest 20% per year over a five-year period beginning June 28, 2003, and 255,000 options vest 20% per year over a five-year period beginning July 2, 2005. During fiscal 2002, Mr. Cotros received option grants to purchase an aggregate of 115,000 shares at an exercise price of $27.79 per share.

     The Committee administers the stock option plan. In general, it is the practice of the Committee to consider issuing options under the plan only when participants in the MIP are entitled to receive an annual incentive bonus. In other words, option grants generally are considered only in years when SYSCO achieves certain earnings per share and return on shareholders' equity targets. It is the current intention of the Committee to continue this practice, although it is not required by the terms of the plan. The Committee has not historically considered the current number of outstanding options held by an officer when making its grant decisions.

  Benefits

     Executives also participate in SYSCO's regular employee benefit programs, which include a pension plan, a retirement savings plan, group medical and dental coverage, group life insurance and other group benefit plans. Further details with respect to SYSCO's qualified pension plan are provided on pages 11 and 12. In addition, executives are provided with a Supplemental Executive Retirement Plan (the "SERP") which is designed, generally, to provide annual payments equal to 50% of the participant's final average annual compensation, in combination with all SYSCO and other qualified retirement plan benefits and social security payments available to the participant upon retirement.

     In February 1999, the Committee approved SYSCO's provision of split-dollar life insurance arrangements to certain key executive officers in lieu of all or part of their accrued and future benefits under the Executive Deferred Compensation Plan and the SERP. In September 1999, the Committee designated Mr. Cotros as a participant under these split-dollar life insurance arrangements. In approving this participation, the Committee considered that SYSCO would experience a positive impact on its earnings with these split-dollar life insurance arrangements in place, as compared to the earnings impact of Mr. Cotros' then current participation in the Executive Deferred Compensation Plan and SERP. SYSCO has paid premiums on the life insurance policies purchased for the benefit of the participants under the split-dollar life insurance arrangements and retains a collateral interest in those policies equal to the amount of premiums paid by SYSCO. The present value cost of the life insurance purchased under the split-dollar life insurance arrangements by SYSCO did not exceed the net present value of the projected after tax cost of the benefits waived under the Executive Deferred Compensation Plan and SERP.

  Income Deduction Limitations

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally sets a limit of $1 million on the amount of compensation (other than certain "performance-based" compensation that complies with the requirements of Section 162(m)) that SYSCO can deduct for federal income tax purposes in any given year with respect to the compensation of each of the Named Executive Officers. The Board and the Committee have determined, after reviewing the effect of Section 162(m), that our policy will be to structure the performance-based compensation arrangements for such Named Executive Officers to satisfy Section 162(m)'s conditions for deductibility, to the extent feasible and taking into account all relevant considerations.

                                          COMPENSATION AND STOCK OPTION
                                            COMMITTEE

                                            Richard G. Merrill, Chairman
                                            John W. Anderson
                                            Colin G. Campbell
                                            Judith B. Craven
                                            Frank H. Richardson
                                            Phyllis S. Sewell

STOCK PERFORMANCE GRAPH

     The following stock performance graph compares the performance of SYSCO's common stock to the S&P 500 Index and to a peer group for SYSCO's last five fiscal years. The members of the peer group are Fleming Companies, Inc., Nash Finch Company, Supervalu, Inc. and Performance Food Group Company.

     The companies in the peer group were selected because they comprise a broad group of publicly held corporations with food distribution operations similar in some respects to our operations. Performance Food Group is a foodservice distributor and the other members of the peer group are in the business of distributing grocery products to retail supermarkets. We consider the peer group to be a more representative peer group than the "S&P Distributors (Food & Health)" index maintained by Standard & Poor's Corporation which consists of SYSCO, Supervalu, Inc., Cardinal Health, Inc. and McKesson HBOC, Inc., two of which are healthcare service distributors.

     The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of each period measured. The graph assumes that the value of the investment in our common stock, the S&P 500 Index, and the peer group was $100 on the last trading day of June 1997, and that all dividends were reinvested. Performance data for SYSCO, the S&P 500 Index and for each member of the peer group is provided as of the last trading day of each of our last five fiscal years.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
  COMPANY NAME/INDEX     JUNE 27, 1997   JUNE 26, 1998   JULY 2, 1999   JUNE 30, 2000   JUNE 29, 2001   JUNE 28, 2002
---------------------------------------------------------------------------------------------------------------------
  SYSCO                      100.00          139.96         171.80          237.53          309.48          313.90
  S&P 500 Index              100.00          130.16         159.78          171.36          145.95          119.70
  Peer Group                 100.00          112.58         120.91          103.18          142.42          155.15

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached hereto as Appendix A. The Audit Committee is composed of seven independent directors as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards and
Section 10A(m)(3) of the Securities Exchange Act of 1934. Each member of the Audit Committee is able to understand fundamental financial statements and it is the Audit Committee's policy that at least one member be a financial expert. The members of the Audit Committee are Mr. Anderson, Mr. Campbell (Chairman), Dr. Craven, Mr. Merrill, Mr. Richardson, Mrs. Sewell and Ms. Ward. The Audit Committee held six meetings during fiscal 2002.

     The function of the Audit Committee is to review and report to the Board with respect to various auditing and accounting matters, including the selection of the independent public accountants, the scope of audit procedures, the nature of all audit and nonaudit services to be performed, the fees to be paid to the independent public accountants, the performance of the independent public accountants and the Company's accounting practices and policies.

     The Audit Committee has met and held discussions with management and the independent public accountants. Management represented to the Audit Committee that SYSCO's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61. SYSCO's independent public accountants provided to the Audit Committee the written disclosures required by the Independence Standards Board's Standard No. 1, and the Audit Committee discussed with the independent public accountant that firm's independence.

     Based on the Audit Committee's discussion with management and the independent public accountants and the Audit Committee's review of the representations of management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in SYSCO's Annual Report on Form 10-K for the year ended June 29, 2002 filed with the Securities and Exchange Commission.

                                           AUDIT COMMITTEE

                                           Colin G. Campbell, Chairman
                                           John W. Anderson
                                           Judith B. Craven
                                           Richard G. Merrill
                                           Frank H. Richardson
                                           Phyllis S. Sewell
                                           Jackie M. Ward

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS IN FISCAL 2002*

     During fiscal 2002, SYSCO incurred the following fees for services performed by Ernst & Young LLP:

Audit Fees..................................................  $950,000
Financial Information Systems Design and Implementation
  Fees......................................................  $    -0-
All Other Fees(1)(2)........................................  $267,870

---------------
 * In addition to the fees paid to Ernst & Young, we paid audit fees of $897,000 and other fees of $3,870,144 to Arthur Andersen LLP for work done during fiscal 2002 prior to their dismissal on March 27, 2002.

(1) The Audit Committee determined that the provision of these non-audit services was compatible with maintaining the independence of the Company's independent public accountants.

(2) Includes tax outsourcing services fees of $185,190 and other fees related to due diligence procedures related to acquisitions and work performed in connection with registration statements.

                              SHAREHOLDER PROPOSAL
                          ITEM NO. 2 ON THE PROXY CARD

     The International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, owning 280 shares of common stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

          "RESOLVED: That the stockholders of Sysco ("the Company") urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board's declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected."

     The Teamsters submitted the following statement in favor of the resolution:

          "The Company's Board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the Board each year.

          "Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is ensured through director re-elections. When directors are performing well they routinely are re-elected with majorities of shares voted.

          "We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of the Company's Board and introduce new perspectives.

          "In addition, a declassified board allows the company to respond quickly to changes (such as the recent corporate malfeasance scandals and developments in the economy) by giving the board the ability to nominate candidates that are more qualified each year. The Teamsters General Fund believes a declassified board can help give the Company the flexibility, as it moves into the future.

          "The evidence shows that shareholders are dissatisfied with classified boards.(1) At the Company's annual meeting last year, 52.74% of shares cast voted FOR declassification of Sysco's Board of Directors.

          "In May 2001, at the Alaska Air annual meeting, 70% of shares cast voted FOR declassification of its Board. In 2000, majorities of shares cast voted FOR declassification of boards at many companies, including:

        - Baxter International (60.4%);

        - Eastman Chemical (70%);

        - Eastman Kodak (60.7%);

        - Lonestar Steakhouse & Saloon, Inc. (79%);

        - Silicon Graphics (81.1%);

        - United Health Group (75.7%);

        - Kmart(2) (68.5%);

        - Weyerhaeuser (58%); and

        - Kroger (63.5%).
---------------
     (1) All percentages cited derived from respective companies' 10-Q's filed directly after the referenced annual meeting. Available from the SEC's website.

     (2) Kmart's proposal was binding, receiving 68.6% of ballots cast, 45.78% of shares outstanding. Kmart's by-laws require support of 58% of shares outstanding.

          "In 1999, a majority of shares cast voted FOR declassified boards at:

        - Cendant;

        - Cooper Tire & Rubber;

        - Kaufman & Broad Home;

        - Oregon Steel;

        - Airborne Freight;

        - Kroger;

        - and Tenneco.

          "In 1998, Walt Disney Company agreed to change the by-laws after the resolution passed with 65% of the shares cast voted FOR a declassified board. More than 70% of shares cast demanded the same at Fleming and Eastman Kodak.

          "Shareholders at many companies are voting to declassify their board of director elections. In 2001, the Investor Responsibility Research Center reports that shareholder proposals to declassify boards received on average 52.6% of shares cast for the proposal.(3)

          "By adopting annual elections, the Company can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

          "We urge shareholders to vote YES for this proposal."
---------------
     (3) Average Voting Results on Significant Corporate Governance Proposals. IRRC. 2001

     End of Teamsters' proposal.
----------------------
SYSCO's Response:

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     This proposal is sponsored by the International Brotherhood of Teamsters. Thirty-seven of SYSCO's operating companies have negotiated collective bargaining agreements with various Locals of the International Brotherhood of Teamsters. This same proposal was presented by the Teamsters last year and only received the support of 35% of our outstanding shares. The Board of Directors recommends that you vote AGAINST the International Brotherhood of Teamsters' proposal to declassify the Board.

     Since its inception in 1970, SYSCO's Board has been divided into three classes, with directors serving staggered three-year terms. During this period, SYSCO has grown from a company generating $115 million in sales to one that generated over $23 billion in sales in fiscal 2002. In addition, our stock price has increased 340% in value, or 16% on a compound annual basis, over the last 10 fiscal years. We are proud of SYSCO's 32-year history of solid growth and performance, and we are unclear as to why the International Brotherhood of Teamsters has raised this challenge.

     A majority of the companies in the S&P 500 currently have classified boards. Board classification means that the majority of the Board at any given time will have experience in the Company's business and affairs, promoting continuity and stability of the Company's business strategies and policies. The Board believes that the continuity and quality of leadership that results from a classified Board creates long-term shareholder value and is in the best interests of the Company and its shareholders.

     A classified Board also affords the Company and its shareholders a measure of protection against hostile and unsolicited takeover attempts that do not offer the greatest value to all shareholders. The existence of a classified Board encourages a potential acquirer to negotiate with the Board, giving the Board additional time and bargaining power to negotiate a transaction that is in the best interests of the shareholders and other constituencies.

     The proponent suggests that declassifying the Board would lead to fuller accountability to the shareholders. However, the Board notes that certain measures currently in place, such as granting options to directors only following years that the Company experiences increases in earnings per share, already align the interests of the Directors with those of the shareholders. Furthermore, the Board believes that directors who are elected for staggered terms are just as accountable to shareholders as directors who are elected annually since the same duties and standards of performance apply regardless of the length of the term.

     We suggest that SYSCO's performance speaks for itself. We do not believe that the International Brotherhood of Teamsters' proposal is in your best interest, and we encourage you to vote AGAINST it.

     Finally, shareholders should note that this proposal, if approved, is not binding and would not automatically result in a declassified Board. Under Delaware law and the Company's Bylaws, if the Board were to determine to undertake declassification, additional shareholder approval would be required.

                              SHAREHOLDER PROPOSAL
                          ITEM NO. 3 ON THE PROXY CARD

     Trinity Health, 27870 Cabot Drive, Novi, Michigan 48377, owning 14,200 shares; the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, owning 290,761 shares; the Marianist Society, Inc., 4301 Roland Avenue, Baltimore, Maryland 21210, owning 9,000 shares; Mark Squire, c/o As You Sow, 311 California Street, Suite 510, San Francisco, California 94104, owning 300 shares; Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, owning 20,500 shares; Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, owning 1,000 shares; and Walden Asset Management, 40 Court Street, Boston, Massachusetts 02108, owning 300,216 shares, have given notice that they intend to present for action at the Annual Meeting the following resolution:

          "RESOLVED: Shareholders request that our Board review the Company's policies for food products containing genetically engineered (GE) ingredients and report to shareholders by March 2004. This report, developed at reasonable cost and omitting proprietary information, would identify the risks, financial costs (including opportunity costs) and benefits, and environmental impacts of the continued use of GE-ingredients in food products sold under the company's brand names or private labels."

     The proponents submitted the following statement in favor of the resolution:

     "There are indicators that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

     - For human health and environmental concerns, the European Union has proposed regulations to phase out by 2005 antibiotic-resistant marker genes, widely used to develop GE seeds;

     - Research has shown that Bt crops are building up Bt toxins in the soil, with unknown long-term effects on soil ecology;

     - The National Academy of Sciences (NAS) report, Genetically Modified Pest-Protected Plants, recommends improved methods for identifying potential allergens in genetically engineered pest-protected plans and found the potential for gaps in regulatory coverage (4/2000);

     - The NAS report, The Environmental Effects of Transgenic Plants, called for "significantly more transparent and rigorous testing and assessment" of GE-plants (2/2002);

     - Since fall 2000, hundreds of millions of dollars may have been spent by food companies in recalling food containing GE corn not approved for human consumption;

     "Markets for GE-foods are threatened by extensive resistance:

     - Europe's larger food retailers have committed to removing GE-foods from their store-brand products, as have some U.S. retailers;

     - In the UK, McDonald's, Burger King, and KFC exclude GE soy and corn ingredients from their menus;

     - McCain Foods of Canada announced it would no longer accept GE-BT potatoes for their brand-name products (11/99);

     - Gerber Products does not allow GE corn or soybeans in their baby foods;

     - PepsiCo's Frito Lay asked farmers for only non-GE corn for their corn chips;

     - Upon ratification by 50 countries, the Biosafety Protocol, signed by over 100 countries, will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs. Countries can decide whether to import those commodities based on a scientific risk assessment;

     - Countries around the world, including Brazil, Greece, and Thailand, have instituted moratoriums or banned importation of GE seeds and crops;

     - Labeling of GE foods is required in the European Union, Japan, New Zealand, South Korea and Australia, and favored by 70-93% of people surveyed in approximately a dozen opinion polls in the U.S.

     "We urge that this report:

     1) Identify the scope of the Company's products that are derived from or contain GE ingredients;

     2) Outline a contingency plan for sourcing non-GE ingredients should circumstances so require.

     "We believe that in undertaking this review, SYSCO addresses issues of financial, legal and reputational risk, competitive advantage, and brand name loyalty in the marketplace."

     End of GMO proposal.
----------------------
SYSCO's response:

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     As the leader in the foodservice distribution industry, we recognize the importance of food safety, not only with respect to the well being of consumers, but also as it relates to the success and reputation of our Company. The proponents request that we undertake to review and report on the Company's sales of genetically engineered food. However, based on the content of a previous proposal submitted by several of the proponents and on conversations with representatives of the proponents, we believe that the ultimate goal of proponents is the removal of all genetically engineered ingredients from the products we sell. Our management and the Board of Directors believe that the proposal set forth above should be rejected.

     We take every step that is mandated, as well as many more that exceed government requirements, to verify that the foods we distribute are developed and processed in accordance with all government regulations. This also includes our SYSCO Brand products, which are developed and monitored by our staff of approximately 180 quality assurance professionals. These individuals are in the fields, on the production lines and in contact with our suppliers, and they represent a commitment to food safety that is unsurpassed in the foodservice industry. However, we believe that the Food and Drug Administration and other regulatory authorities who are charged with protecting the health and safety of the public and the environment are appropriately qualified to make judgments about the labeling and sale of all food products. We take our lead from national food-safety and regulatory authorities, and we support their efforts to take all steps necessary, based on sound scientific principles, to assure that any new food technology is safe for consumers and the environment. SYSCO complies, and will continue to comply, with all applicable government regulations.

     Further, we understand that the use of genetic engineering with respect to certain raw materials such as corn and soybeans is widespread. We also understand that current agricultural storage and transportation methods make it extremely difficult to effectively segregate modified crops from unmodified crops. As a result of the foregoing and the difficulty of differentiating genetically modified ingredients from their unmodified counterparts with current test techniques, we believe that the report requested by the proponents cannot be prepared at a reasonable cost or with any significant degree of accuracy.

     Current federal regulations allow for the sale of products using approved genetically modified foods. We believe that the proponents of this resolution should address their demands to the governmental entities overseeing food safety rather than to a single distributor that does not have basic food manufacturing facilities.

     The Board of Directors recommends that you vote AGAINST the proposal on genetically engineered food.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On March 27, 2002, the company dismissed Arthur Andersen LLP as its principal accountant and engaged Ernst & Young LLP as its principal accountant. The decision to change principal accountants was recommended by the Audit Committee and was approved by the Board of Directors. The company had not consulted with E&Y on any matter during fiscal 2000 or 2001 or prior to their engagement in fiscal 2002.

     Andersen's reports on the consolidated financial statements of the company for fiscal 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal 2000 and 2001, there have been no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter in connection with its reports on the company's consolidated financial statements for such years, nor have there been any reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

     Ernst & Young LLP has served as the company's independent public accountants providing auditing, financial and tax services since their engagement in fiscal 2002, and will continue to provide such services during fiscal 2003. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

PRESENTING BUSINESS

     If you want to present a proposal under Rule 14a-8 of the Exchange Act at our 2003 Annual Meeting of Stockholders, send the proposal in time for us to receive it by May 30, 2003. If the date of our 2003 Annual Meeting is subsequently changed by more than 30 days from the date of this year's Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2003 Annual Meeting outside of the shareholder proposal rules of Rule 14a-8 of the Exchange Act, the Secretary must receive notice of your proposal by August 10, 2003, but not before July 1, 2003 and you must be a stockholder of record on the date notice to stockholders is mailed and on the record date for determining stockholders entitled to notice of the meeting and to vote.

NOMINATING DIRECTORS FOR ELECTION

     The Nominating Committee will consider any director nominees you recommend in writing for the 2003 Annual Meeting if the Secretary receives notice by August 10, 2003, but not before July 1, 2003 and you are a stockholder of record on the date notice to stockholders is mailed and on the record date for determining stockholders entitled to notice of the meeting and to vote.

     Your notice must include the following information for each person you are nominating for election as a director:

     - the name, age, business address and residence address of the person;

     - the principal occupation or employment of the person;

     - the class or series and number of shares of SYSCO capital stock which the person owns beneficially or of record; and

     - any other information relating to the person that must be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Exchange Act and its rules and regulations.

     In addition, your notice must include the following information about yourself:

     - your name and record address;

     - the class or series and number of shares of capital stock of SYSCO that you own beneficially or of record;

     - a description of all arrangements or understandings between you and each proposed nominee and any other person or persons, including their names, pursuant to which the nomination(s) are to be made;

     - a representation that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in your notice; and

     - any other information about yourself that must be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Exchange Act and its rules and regulations.

     The notice must include a written consent by each proposed nominee to being named as a nominee and to serve as a director if elected. No person will be eligible for election as a director of SYSCO unless nominated by the Nominating Committee or in accordance with the procedures set forth above.

     If the date of next year's Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year's Annual Meeting, we will inform you of the change and we must receive your director nominee notices by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

                                                                      APPENDIX A

                               SYSCO CORPORATION
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     The Board of Directors of SYSCO Corporation shall establish an Audit Committee. The Audit Committee shall have a minimum of three members and be composed entirely of directors who are independent of the management of SYSCO, are free of any relationship that, in the affirmative opinion of the Board, would interfere with their exercise of independent judgment as a Committee member, who are financially literate, and who otherwise meet the NYSE's definition of "independent" and the definition of "independence" contained in
Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. At least one member of the Committee shall be a "financial expert" as such term is defined in rules to be promulgated by the Securities and Exchange Commission. Committee members cannot serve on the audit committees of more than two other companies.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the directors in fulfilling their responsibilities to shareholders, potential shareholders, and the investment community with respect to corporate accounting, reporting practices, and quality and integrity of the financial reports of SYSCO. In the performance of its responsibilities, the Audit Committee must maintain free and open means of communication among the directors, the independent auditors, SYSCO's internal audit department ("Operations Review"), and executive and financial management. The Audit Committee shall have full access, without restriction, to all information which it believes, in the members' judgment, is required to fulfill its responsibilities. The independent auditors are accountable to the Board of Directors and the Audit Committee as shareholder representatives.

     In executing its responsibilities, the Audit Committee's policies and procedures should be flexible in order to best react to changing conditions, and to insure that the accounting and reporting practices of SYSCO meet or exceed all applicable legal and regulatory requirements. In carrying out its responsibilities, the Audit Committee shall meet at least four times annually.

RESPONSIBILITY WITH RESPECT TO INDEPENDENT AUDITORS

     With respect to the Company's independent auditors, the Committee shall:

     - Select and oversee the independent auditors who shall audit the consolidated financial statements of SYSCO Corporation and its divisions and subsidiaries; with sole power of dismissal.

     - Approve fee arrangements with the independent auditors for audit and non-audit services and annually review fees paid to the firm.

     - Review the experience and qualifications of the senior members of the independent auditor's team.

     - Pre-approve the retention of the independent auditors for any audit (including comfort letters and statutory audits) or non-audit service.

     - Review and discuss with the independent auditors and with management, the annual audited financial statements and management's discussion and analysis contained in the annual report to shareholders and Form 10-K prior to release to the public or filing with the appropriate agencies.

     - Review and discuss with the independent auditors and with management, the earnings press releases prior to release to the public.

     - Require that the independent auditors conduct an SAS 71 Interim Financial Review before the Company files its Form 10-Q.

     - Meet with the independent auditors at the conclusion of the audit to review the results. Discuss the independent auditors' evaluation of SYSCO's financial, accounting, and auditing personnel, the level of cooperation that the independent auditors received during the course of the audit, accounting adjustments, significant auditing or accounting issues and any management or internal control letters issued or proposed to be issued.

     - Review and discuss with management and independent auditors the Company's quarterly financial statements and management's discussion and analysis prior to filing Form 10-Q, including the results of the auditor's review of the quarterly financial statements.

     - Obtain and review at least annually a written report from the independent auditors describing their internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of them, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by them and any steps taken to deal with any such issues; all relationships between the independent auditor and the Company. After reviewing this report, the Committee should evaluate the independent auditor's qualifications, performance and independence and present its conclusions to the full Board.

     - Obtain and review at least annually a written report from the independent auditors describing all critical accounting policies and practices to be used by SYSCO; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with SYSCO management; ramifications of the use of such alternative disclosures and treatments, and the treatments preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

     - Require the independent auditors to provide a formal written statement that delineates all relationships between the independent auditor and SYSCO. The Committee will ensure, through communicating with the independent auditor, that no relationship or services will impact the auditor's independence or objectivity.

RESPONSIBILITY WITH RESPECT TO OTHER MATTERS

     With respect to other matters, the Committee shall:

     - Meet separately, at least quarterly with Operations Review, with the independent auditors, and with management.

     - Review at least annually, with the independent auditors, Operations Review, and executive and financial management the adequacy and effectiveness of SYSCO's accounting and financial controls and practices. Discuss significant major financial risks and exposures and steps management has taken to monitor and control such exposures. Request recommendations for improvement of such controls, including identified areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

     - Meet with the independent auditors and executive and financial management to review the scope of the proposed audit for the ensuing fiscal year including the audit procedures to be employed.

     - Review the adoption, application and disclosure of the Company's critical accounting policies and any changes thereto.

     - Review periodically SYSCO's Code of Business Conduct, including the results of the review by Operations Review of compliance with the Code, particularly with regard to the functioning of the ethics committees at SYSCO and its subsidiaries.

     - Review SYSCO's Operations Review function including its performance, independence and authority, its proposed audit plans and scope for the ensuing year, and the coordination of such plans with the independent auditors.

     - Receive prior to each meeting as appropriate, from the Operations Review function and the independent auditors, reports summarizing the findings of completed internal reviews, and a progress report of accomplished versus planned activities. Any deviations from planned activities should be adequately explained.

     - Review and approve the Committee's report required by the SEC to be included in the Company's annual Proxy Statement.

     - Review and approve significant related party transactions.

     - Determine that the disclosures and content of the financial statements are satisfactory for submission to the shareholders and for filing with the Securities and Exchange Commission. Such determination will be made through discussions with independent auditors and executive and financial management.

     - Establish procedures for the receipt, retention and treatment of complaints received by SYSCO regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     - Review public reports and articles brought to the Committee's attention by the auditors or management in which SYSCO accounting practices are mentioned.

     - Review the quality and sufficiency of the accounting and financial resources required to meet the financial and reporting objectives as determined by the Committee. Review the succession planning process for the accounting and financial areas.

     - Review and determine appropriateness of the Company hiring any employee or former employee of the Company's independent auditors and set clear hiring policies with respect thereto.

     - Review all allegations brought to the Committee's attention, regardless of source, of inappropriate or improper accounting practices.

     - Investigate any matter brought to its attention within the scope of its duties. The Committee shall have the power to retain outside counsel and/or advisors, including a public accounting firm other than the current independent auditor, if, in its judgment, that is appropriate and shall have appropriate funding to compensate such advisors.

     - Discuss financial information and earnings guidance provided to analysts and rating agencies.

     - Submit the minutes of all meetings of the Committee to, or orally report the matters discussed at each committee meeting with, the Board of Directors.

     - Establish a standard of conduct concerning relationships of management, the Committee, and individual Board members, with the independent auditors and review those relationships on an annual basis.

     - Evaluate annually the performance of the Audit Committee.

     - Review and assess the adequacy of this Charter annually and recommend any changes to the Board for approval.

                                                                     SYSCO-PS-02

                       ELECTION TO OBTAIN FUTURE MATERIALS
                              OF SYSCO CORPORATION
                        ELECTRONICALLY INSTEAD OF BY MAIL

     SYSCO stockholders may elect to receive future materials through the Internet instead of by mail. SYSCO is offering this service to provide added convenience to its stockholders and to reduce printing and mailing costs.

     To take advantage of this option, stockholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the stockholder.

     To elect this option, go to www.econsent.com/syy. You will be asked to enter the nine-digit Account Number located in the second group of numbers appearing beneath the perforation line on the reverse side. Stockholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

     If you consent to receive the Company's future materials electronically, your consent will remain in effect unless it is withdrawn. You may withdraw your consent by contacting our Transfer Agent at 1-800-730-4001 or go to www.econsent.com/syy.

   You may access the SYSCO Corporation annual report and proxy statement at:

                                  www.sysco.com






                                      PROXY

                                SYSCO CORPORATION

                  Proxy for the Annual Meeting of Stockholders
                                November 8, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Charles H. Cotros and Richard J. Schnieders, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sysco Corporation to be held on November 8, 2002 at 10:00 a.m., at The Omni Hotel, Four Riverway, Houston, Texas 77056, or any adjournment thereof.

     The undersigned acknowledges receipt of the notice of annual meeting and proxy statement, each dated September 27, 2002, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SYSCO CORPORATION
1390 Enclave Parkway
Houston, Texas 77077

        VOTE BY TELEPHONE                                               VOTE BY INTERNET
        It's fast, convenient and your vote is                          It's fast, convenient, and your vote is
        immediately confirmed and posted!                               immediately confirmed and posted!
        FOLLOW THESE FOUR EASY STEPS:                                   FOLLOW THESE FOUR EASY STEPS:

        1. Read the accompanying Proxy Statement                        1.  Read the accompanying Proxy Statement
           and Proxy Card.                                                  and Proxy Card.
        2. Using a touch-tone phone, call the toll-free number          2.  Go to the Website
           1-877-PRX-VOTE (1-877-779-8683).                                 http://www.eproxyvote.com/syy
        3. Enter your Voter Control Number                              3.  Enter your Voter Control Number
           located on your Proxy Card above your name.                      located on your Proxy Card above your name.
        4. Follow the recorded instructions.                            4.  Follow the instructions provided.

        Your vote is important!                                         Your vote is important!
        Call 1-877-PRX-VOTE anytime!                                    Go to http://www.eproxyvote.com/syy anytime!

                              Do not return your Proxy Card if you are voting by Telephone or Internet.
                                     Proxies voted by Telephone or Internet must be received by
                                                  11:59 P.M. EST - November 7, 2002

           Please Mark
    [X]    Votes As In
           This Example

The Board of Directors recommends a vote "FOR"                The Board of Directors recommends a vote "AGAINST"
Proposal 1.                                                   Proposals 2 and 3.
1. Election of four directors                                 2.  Shareholder Proposal to Declassify Board
   NOMINEES: (01) Judith B. Craven, (02) Richard G. Merrill,         [ ]  FOR    [ ]  AGAINST     [ ]  ABSTAIN
   (03) Phyllis S. Sewell, and (04) Richard G. Tilghman
                                                              3.  Shareholder Proposal on Genetically Engineered Food
                                                                  Products
      FOR [ ]        WITHHELD [ ]                                    [ ]  FOR    [ ] AGAINST      [ ]  ABSTAIN
      ALL            FROM ALL
      NOMINEES       NOMINEES

      [ ]___________________________________
      For all nominees except as noted above.


All proxies signed and returned will be voted in accordance with your instructions. Those with no choice indicated will be voted "FOR" Proposal 1, "AGAINST" Proposals 2 and 3, and in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

                                              MARK HERE FOR ADDRESS        [ ]
                                              CHANGE AND NOTE AT LEFT

Please sign, date and return promptly. No postage required if this proxy is returned in the enclosed envelope and mailed in the United States.

Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If signer is a corporation, please sign with the full corporation name by authorized officer or officers.

Signature:___________________________      Date:_______________________________
Signature:___________________________      Date:_______________________________